Exhibit 23.2

Consent of Hacker, Johnson & Smith PA

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2007 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company included in Amendment No. 1 to the Registration Statement (Form S-4) and related Proxy Statement and Prospectus of Boston Private Financial Holdings, Inc. (Registration No. 333-142131) and to the reference by KPMG LLP to such report in its February 28, 2007 report which appears in the Registration Statement.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

April 20, 2007